Filed Pursuant To Rule 433

Registration No. 333-275079

February 15, 2024

1

00:00:08.750 --> 00:00:20.940

Gregg Greenberg: And here we go. Welcome everyone to today's webinar Spot Bitcoin ETFs: What Financial Advisors Should Consider . I'm Greg Greenberg from investment news, and I will be guiding the proceedings along

2

00:00:20.940 --> 00:00:39.600

Gregg Greenberg: the long anticipated spot Bitcoin ETF has finally been approved, and is readily available on an exchange near you. It's out there, and being bought and sold and held and added to portfolios. The question now facing advisors and investors alike when it comes to Crypto and not just Bitcoin is what comes next.

3

00:00:39.720 --> 00:00:46.150

Gregg Greenberg: Alright. So here to tackle this question and many, many more. Zack Pandl, managing director for research at Grayscale.

4

00:00:46.210 --> 00:00:56.550

Gregg Greenberg: prior to joining Grayscale, Zack worked as a macro economist and market strategist at Goldman, Sachs, Nomura securities and Lehman Brothers also here for the discussions. David LaValle.

5

00:00:56.780 --> 00:01:00.569

Gregg Greenberg: He's the senior managing director global head of ETFs at Grayscale.

6

00:01:00.590 --> 00:01:11.790

Gregg Greenberg: Prior to Grayscale, David was the chief executive officer in Alerian and S. Network global indexes. So with our crypto and Wall street veterans to guide us. Let's kick off this conversation.

00:01:11.800 --> 00:01:13.020

Gregg Greenberg: Take it away, Zach.

00:01:14.430 --> 00:01:34.419

Zach Pandl: Thanks, Greg, and thanks everybody for for being here. We're going to dive into a bunch of topics that hopefully clarify. You know what Bitcoin is all about, how it works in a portfolio, and you know, and and the role that Grayscale can play for you. So onscreen is just a quick outline of the topics that we're going to cover today

9

00:01:34.800 --> 00:01:49.369

Zach Pandl: before getting into the the meat of the material we wanted to offer up a first poll question we're going to do. 3 live polls. During this presentation, so we could first pop up that the first poll on the screen.

10

00:01:51.800 --> 00:02:06.249

Zach Pandl: you should be able to see this on your screen. Now the question is, does the approval of a spot Bitcoin ETF increase your intention to allocate Bitcoin in client portfolios. Yes or or no?

11

00:02:06.380 --> 00:02:17.500

Zach Pandl: You know now that we have a spot Bitcoin ETF. Is it more likely that you're going to incorporate this asset into your client portfolios? And we'll just give everyone a minute to respond.

12

00:02:26.480 --> 00:02:30.279

Zach Pandl: Okay, we can progress with the the rest of the presentation.

13

00:02:34.860 --> 00:02:38.870

Zach Pandl: And I do see some poll responses here.

14

00:02:39.180 --> 00:02:53.909

Zach Pandl: split decision. So about 60% saying that they will incorporate Bitcoin into a client portfolio now that we have a spot Bitcoin ETFs and 40% No. So we'll see if that feelings change as we move our way through the through the presentation.

15

00:02:54.910 --> 00:02:55.840

So

00:02:56.080 --> 00:03:08.399

Zach Pandl: thank you so much for for being here. We wanted to just take a minute before getting into the ETF's to explain what Bitcoin is all about, some of the basics behind this asset class and and the technology.

00:03:08.850 --> 00:03:27.360

Zach Pandl: Bitcoin must be the most talked about and least understood asset in the entire financial system. So it can be helpful, I think, just to go back to the kind of basic principles of what we're what we're talking about what this asset is all about before talking about investing in it in in your portfolios or your clients at portfolios.

18

00:03:27.710 --> 00:03:30.370

Zach Pandl: So so what is Bitcoin. To begin with.

19

00:03:31.140 --> 00:03:33.449

Bitcoin is a money system

20

00:03:33.580 --> 00:03:38.629

Zach Pandl: that is not issued by a government not created by a government or or a central bank.

21

00:03:39.030 --> 00:03:49.809

Zach Pandl: Most of the money that we're familiar using like US dollars. Or if you travel overseas, the euro or or the Japanese yen, these money systems are

22

00:03:50.160 -->

Zach Pandl: created by a government and and controlled by central banks. Bitcoin is a money system that doesn't have, is not owned, not controlled by a national government or or a central bank.

23

00:04:02.390 --> 00:04:07.810

Zach Pandl: Now the the world already had one of these things before Bitcoin came along.

24

00:04:08.180 --> 00:04:09.350

Zach Pandl: Gold

25

00:04:09.480 --> 00:04:20.779

Zach Pandl: is a similar asset, is it? Is a medal, of course, but serves as a money medium. It's a money medium that is not controlled by a government.

00:04:21.200 --> 00:04:30.939

Zach Pandl: you know, throughout history. Sometimes gold was shaped into coins or into bars by governments, but it didn't derive its value from the nation state

00:04:31.510 --> 00:04:39.209

Zach Pandl: today. Gold is a kind of legacy money system really only used by the world's central banks.

28

00:04:39.670 --> 00:04:56.669

Zach Pandl: literally world governments, world, central banks store their gold in the the basement of the Federal Reserve Bank, New York, in downtown Manhattan. and they count those bars of gold towards their national assets, and think of them as a kind of store of value.

29

00:04:57.960 --> 00:05:11.669

Zach Pandl: Many private investors also own gold. For for similar reasons. The idea is to have an asset that can work out in kind of worst case scenarios for other assets, maybe like hyperinflation or or wartime

30

00:05:11.800 --> 00:05:15.360

Zach Pandl: when traditional assets are are expected to perform poorly.

31

00:05:16.480 --> 00:05:29.900

Zach Pandl: So why did society decide that gold was the right instrument for this purpose rather than the 90 or so other element. Other metals excuse me in the periodic table.

32

00:05:30.680 --> 00:05:38.680

Zach Pandl: Well, gold is a physical object that has certain properties that make it attractive as a money medium.

33

00:05:39.500 --> 00:05:57.929

Zach Pandl: For one thing, gold is relatively scarce, and its supply increases only slowly. so the total amount of gold in circulation each year increases by only about 2, so it is relatively slow growth, and is relatively limited in supply, relatively scarce.

34

00:05:58.740 --> 00:06:05.669

Zach Pandl: Gold is also quite dense, but it also is also malleable so it can be shaped into bars and coins.

00:06:05.810 --> 00:06:13.659

Zach Pandl: and it doesn't rust or corrode. Essentially. If you have a gold bar or gold coin, and you put it away somewhere in in a safe.

00:06:13.810 --> 00:06:30.899

Zach Pandl: and you come back to it after a long period of time. It'll be exactly in the State as you left it. And so that sort of durability and that scarcity are what make gold an attractive money medium, and why we have traditionally used that money medium rather than any of the other metals.

37

00:06:31.890 --> 00:06:46.959

Zach Pandl: Now there's nothing wrong with gold, and we think that there will always be a role for gold, for for investors. There will always be people that want to hold gold as a alternative money medium or or store a value asset.

38

00:06:47.900 --> 00:06:52.659

But the reality is that today we live in a digital world.

39

00:06:53.020 --> 00:07:01.340

Zach Pandl: you know, for better or worse. People spend hours and hours of their day online, many of them, you know, staring into their phones.

40

00:07:01.410 --> 00:07:06.299

And our world is digitizing. In. In many, many respects

41

00:07:07.310 --> 00:07:17.269

Zach Pandl: we believe that that same sort of move towards digital is happening in the financial system, and in this sort of demand for a store of value asset.

42

00:07:17.770 --> 00:07:26.009

Zach Pandl: So gold has sort of serve this purpose as a store of value asset as a non-government money medium for a long period of time

43

00:07:26.350 --> 00:07:39.889

Zach Pandl: at great scale. We believe that Bitcoin will increasingly serve that purpose as we, as this society becomes more and more digital, that society will demand a digital rather than a physical store of value.

00:07:41.150 --> 00:07:52.130

Zach Pandl: Now, gold, as I said earlier, has physical properties that make it an attractive money medium. its scarcity, its density, etc. Bitcoin has

00:07:52.140 --> 00:08:02.460

Zach Pandl: digital attributes that make it an attractive money medium. It is scarce. There will never be any more than 21 million Bitcoin available.

46

00:08:02.790 --> 00:08:10.920

Zach Pandl: It is verifiable, it is divisible, it is fungible. Essentially, it has good qualities of of a money instrument.

47

00:08:11.320 --> 00:08:27.849

Zach Pandl: So when you think about, you know what is Bitcoin at its its core, I would think of it. Use this sort of intuition, that Bitcoin is a digital object that has attractive properties that make it a good non-government store-of-value money system.

48

00:08:29.450 --> 00:08:31.710

Zach Pandl: If we could please flip to the next slide.

49

00:08:32.559 --> 00:08:44.609

Zach Pandl: So, comparing Bitcoin to gold, I think, is the right way to get a sense of in practice. How should I think about this asset? What is the intuition? You know, that I should use to think about put, before putting it in a portfolio.

50

00:08:44.970 --> 00:08:53.949

Zach Pandl: But it's sort of reasonable to ask. Okay, Zach, that intuition makes sense. But what is it, you know? Where does Bitcoin come from? What is it at a kind of fundamental level?

51

00:08:54.590 --> 00:08:59.129

Zach Pandl: So to understand that we need to understand the concept of a blockchain.

52

00:09:00.720 --> 00:09:12.190

Zach Pandl: Now. money today is mostly digital. We use a little bit of paper cash, but by and large the money that we have today is a is a digital thing already.

53

00:09:12.520 --> 00:09:17.630

Zach Pandl: It doesn't exist in paper form. It is just numbers in in a database.

00:09:17.770 --> 00:09:22.709

Zach Pandl: Your bank and and my bank maintain a kind of spreadsheet

00:09:22.910 --> 00:09:33.849

Zach Pandl: that has the balances of of you know my assets and liabilities, and your assets and and liabilities, and the bank is responsible for managing all of that. Now, I can observe

56

00:09:34.230 --> 00:09:37.370

Zach Pandl: those balances online on my computer, my phone.

57

00:09:37.630 --> 00:09:53.299

Zach Pandl: But it's the bank that owns that kind of database owns owns that information controls that that information. A blockchain like the Bitcoin blockchain is is sort of just like another database. It's a place that we store digital information.

58

00:09:54.290 --> 00:10:06.020

Zach Pandl: The critical difference is that in the case of Bitcoin there is no one authority overseeing this database. There's no person or or company, or or government.

59

00:10:06.490 --> 00:10:19.819

Zach Pandl: and this is really the the technological breakthrough that Bitcoin brought to the world is having. A database, a a digital information architecture that doesn't have anybody any one person controlling it.

60

00:10:20.940 --> 00:10:29.530

Zach Pandl: This is why we can have a a money system that is digital that is not controlled by a central government.

61

00:10:29.880 --> 00:10:44.849

Zach Pandl: We can. Of course, you know, with gold, with physical gold, this is not needed, but for a digital money system which needs to be controlled in in a database. This technological breakthrough of the the public blockchain is what what Bitcoin invented.

62

00:10:45.920 --> 00:11:00.470

Zach Pandl: Now, how does something like this work? You know? How can you have a database distributed over a network of computers that doesn't have anybody in in control who is responsible for making sure all the right values are in all the right places.

00:11:00.960 --> 00:11:10.070

Zach Pandl: You may have heard a kind of crypto jargon called proof of work or proof of stake, and we can come back to that in Q&A, if you'd like.

00:11:10.260 --> 00:11:15.510

Zach Pandl: But what I'd like to stress is, you know how this works is through economic incentives.

65

00:11:15.780 --> 00:11:19.740

Zach Pandl: economic incentives written into the Bitcoin algorithm

66

00:11:19.850 --> 00:11:30.310

Zach Pandl: encourage a decentralized set of actors all over the world to maintain the quality and veracity of the Bitcoin blockchain, to maintain the quality of this database.

67

00:11:30.610 --> 00:11:41.670

Zach Pandl: So with your digital money today that you have in a bank. It is a major commercial Bank, Jp. Morgan, or Bank of America that are responsible for maintaining the veracity of that information.

68

00:11:42.220 --> 00:11:56.060

Zach Pandl: With Bitcoin. It is thousands of individual actors all over the world operating in a decentralized way and encouraged through economic incentives. Again, you'll come across jargon like proof of of work, for, for example.

69

00:11:56.680 --> 00:12:04.509

Zach Pandl: So this is what a a blockchain is. It's essentially a database, with no central authority distributed over a network.

70

00:12:05.430 --> 00:12:23.650

Zach Pandl: Now it is called a blockchain, because of the way that the information is added to this database. Each transaction is not added immediately, they're collected into blocks, and then added sequentially, one after another, hence a a block. Chain! That's where the name comes from.

71

00:12:25.330 --> 00:12:27.960

Zach Pandl: We could please flip to the next slide.

00:12:29.210 --> 00:12:44.459

Zach Pandl: Now. this may be a fascinating thing. So I find this incredibly fascinating technology. And that's that's why I've sort of dedicated my career to, you know, to understanding Bitcoin and and all the related kind of blockchain technologies.

00:12:44.680 --> 00:13:01.320

Zach Pandl: But if these assets are going to have value in the real world. You know, they need to have some use. It can't just be an interesting technological breakthrough, you know, Bitcoin or or other cryptocurrencies need to have some function in the real world to give them value.

74

00:13:02.190 --> 00:13:08.459

Zach Pandl: So we think we can put the the value of bitcoin, or where it derives value in sort of 3 broad buckets.

75

00:13:08.490 --> 00:13:14.199

Zach Pandl: and I'm going to talk through each of these in turn. The first is as a store of value.

76

00:13:15.360 --> 00:13:21.680

Zach Pandl: the second is as a means of payment or medium of exchange is determined in economics textbooks.

77

00:13:22.210 --> 00:13:30.589

Zach Pandl: and the last is a kind of technological innovation, a cornerstone of this whole new asset class that is tied to public blockchain technology.

78

00:13:30.690 --> 00:13:38.889

Zach Pandl: So I'm going to take each of these descriptions and in turn hopefully, persuade you that the asset has has value in the in the real world.

79

00:13:41.660 --> 00:13:53.949

Zach Pandl: if we could please flip to the next slide. So the most established use case for Bitcoin is as a store of value, or, as we were discussing at the outset, a a digital alternative to to gold

80

00:13:54.700 --> 00:14:00.530

Zach Pandl: gold is considered a a store of value or or safe haven asset. What do we mean by that

00:14:00.850 --> 00:14:12.819

Zach Pandl: when we say store a value? I think what most people mean is that the asset is expected to retain its value in real terms, or adjust it for inflation over long periods of time.

00:14:13.670 --> 00:14:15.079

Zach Pandl: And when we stay

83

00:14:15.100 --> 00:14:20.840

Zach Pandl: safe haven, I think what investors mean is, it's an asset that is expected to pay out

84

00:14:20.930 --> 00:14:31.750

Zach Pandl: at times when other assets don't perform well. So, for example, in periods of inflation, gold performs well! And other assets don't perform especially well.

85

00:14:32.380 --> 00:14:43.870

Zach Pandl: Bitcoin is in, you know, exactly the same thing. It's a sort of store of value or or safe Haven asset that is intended to serve exactly the same function in a portfolio.

86

00:14:45.070 --> 00:15:01.630

Zach Pandl: Today Bitcoin is relatively small market relative to the size of of gold. The gold market, of course, is, is quite large, and incorporates things that are not relevant to compare. To to Bitcoin, like the jewelry market, for example.

87

00:15:01.810 --> 00:15:10.889

Zach Pandl: But the investment gold market, the amount of gold held strictly for investment purposes in in portfolios is about 5 trillion dollars

88

00:15:12.000 --> 00:15:18.340

Zach Pandl: Bitcoin today, and you may have seen some recent headlines about this, is around 1 trillion dollars.

89

00:15:18.520 --> 00:15:30.199

Zach Pandl: If we're counting all the circulating coins! Maybe a little bit of that a little bit less than that if we think about the amount of free float. Bitcoin, that's available. Some coins are lost and destroyed over time

90

00:15:30.500 --> 00:15:33.040

Zach Pandl: so as much as one trillion dollars.

00:15:33.320 --> 00:15:40.269

Zach Pandl: That means Bitcoin is about 20% of the size of the investment gold market, or maybe a little bit less.

00:15:40.910 --> 00:15:42.280

Zach Pandl: Over time

93

00:15:42.590 --> 00:15:58.559

Zach Pandl: as we think, markets and society adopt a digital store of value, we think that Bitcoin will rise relative to the market share of the market cap of gold and become a larger and larger part of the store of value market if you will.

94

00:15:58.670 --> 00:16:15.369

Zach Pandl: So this is the, you know, the the core use case of of Bitcoin today, and you know, in my view, makes it a great investment just on this basis alone. But as we'll talk about in the next slides, there are other potential rationales for for owning Bitcoin and and things that could give it a value over time.

95

00:16:17.860 --> 00:16:19.750

Zach Pandl: If we could please flip, flip to the next slide.

96

00:16:20.900 --> 00:16:28.740

Zach Pandl: The next potential use case is bitcoin as a means of payment or or medium of exchange.

97

00:16:28.830 --> 00:16:34.200

Zach Pandl: And the idea here is just the standard function of money that you use in in your everyday life.

98

00:16:35.290 --> 00:16:51.130

Zach Pandl: Now, Bitcoin has been slower to take off as a means of payment or or medium exchange. Even the Bitcoin enthusiasts here at at Grayscale are not using Bitcoin to buy cups of coffee or a pair of jeans at at the Mall.

99

00:16:51.780 --> 00:16:56.480

Zach Pandl: and the reason for that is a technical issue that has to do with

00:16:56.840 --> 00:16:59.760

transaction fees on the Bitcoin network.

00:17:00.080 --> 00:17:19.309

Zach Pandl: So for large dollar value amounts, the transaction fees are relatively small and Bitcoin functions very well for large dollar transactions. For smaller dollar transactions. The transaction fees tend to be prohibitively high, and this is what has prevented Bitcoin from taking off as a as a means of payment.

102

00:17:20.200 --> 00:17:40.369

Zach Pandl: But we believe that there could be technological solutions to this technological problem. So if there's a technological problem with the transaction fees. We think that there are potential solutions to that that could be overcome, and you may have again heard some crypto jargon about something called the lightning network which is attempting to address these.

103

00:17:41.340 --> 00:17:48.569

Zach Pandl: if that's correct, and technological advancements can help bring certain types of Bitcoin transaction fees down

104

00:17:48.620 --> 00:18:02.679

Zach Pandl: the asset could potentially be used increasingly as a medium of exchange. And this is quite important given the size of this market. So the global market for payment money.

105

00:18:02.740 --> 00:18:17.849

Zach Pandl: You know the money that we use to buy goods and services every day, both in the US and around the world is around 60 trillion dollars. So the investment gold market, as I said before, is about 5 trillion dollars, and and Bitcoin is taking market share there.

106

00:18:18.230 --> 00:18:33.030

Zach Pandl: If it were to take market share from payment money given, how big that market is again, like about 60 trillion dollars that could have a quite meaningful impact on Bitcoin's valuation, even if it captures relatively modest amount of market share.

107

00:18:33.970 --> 00:18:39.039

Zach Pandl: Now, while I think this is a plausible potential use case for Bitcoin over time

108

00:18:39.210 --> 00:18:50.620

Zach Pandl: I would stress that we don't think that we're going to be using Bitcoin as a payment medium in the United States or or other developed market economies on a on a regular basis.

00:18:50.740 --> 00:19:03.319

Zach Pandl: I do think that blockchains will have a use for that in the future, and that most of our digital payments will probably run through a blockchain infrastructure, but that'll probably be dollar based stable coins rather than bitcoin.

00:19:04.150 --> 00:19:13.849

Zach Pandl: Instead, we should expect Bitcoin to gain-market share as a medium of exchange in places around the world where the domestic money system doesn't work very well. To begin with.

111

00:19:14.750 --> 00:19:19.270

Zach Pandl: In these places we often see a phenomenon called dollarization.

112

00:19:19.520 --> 00:19:40.330

Zach Pandl: So in countries less developed countries typically that have a weak financial system and and a poor money system. Often, you see dollarization meaning the general public will hold dollars and use them either as a savings vehicle or as a means of a means of payment, even if it's not the domestic currency.

113

00:19:40.670 --> 00:19:42.559

Zach Pandl: So that's dollarization.

114

00:19:42.640 --> 00:20:05.980

Zach Pandl: We think in the future we could see something we could call cryptoization or bitcoinization, adopting of an alternative digital medium, bitcoin, in place of the the national money, and and in places where dollarization may have been prevalent in the past. So really less developed economies with weak money systems is is where we're most likely to see Bitcoin advance as a means of payment.

115

00:20:08.380 --> 00:20:20.979

Zach Pandl: If we could please flip to the last slide of the section. Thank you. The third and and final element of you know, Bitcoin’s value accrual or its potential use case is a kind of technological innovation.

116

00:20:21.250 --> 00:20:32.709

Zach Pandl: You know. As I said, I think Bitcoin is compelling enough as an investment, just as a store of value. You know that that is enough reason in itself to be putting it in a portfolio.

00:20:33.020 --> 00:20:40.269

Zach Pandl: But Bitcoin is also something beyond that. It is also a a cornerstone of a whole new asset class

00:20:40.370 --> 00:20:43.909

Zach Pandl: that centers around public blockchain. Technology.

119

00:20:44.180 --> 00:21:05.019

Zach Pandl: In one way, you could think of Bitcoin as just the first killer app of this technology. And there are many, many things that this technology will do over time that have little to do with with money or little to do with. You know the store value asset or safe Haven type functions. That's Bitcoin's use case. But there are many other use cases. Throughout crypto.

120

00:21:05.370 --> 00:21:12.599

Zach Pandl: So investing in Bitcoin is also a kind of bet on a broader adoption of public blockchain. A technology.

121

00:21:13.070 --> 00:21:25.929

Zach Pandl: if you believe like we do at great scale, this technology will eventually be ubiquitous. Then you can invest in that asset class through the instrument that is most established and most liquid.

122

00:21:26.980 --> 00:21:39.140

Zach Pandl: Now, as I said, there's many other things happening in Crypto. Besides, you know, money topics, or or what Bitcoin is trying to accomplish. We're not going to get in that here today. But if I could plug one of our other projects.

123

00:21:39.230 --> 00:21:43.080

Zach Pandl: we created something called the Grayscale crypto sectors.

124

00:21:43.100 --> 00:22:05.979

Zach Pandl: which divides the digital assets industry into its distinct categories, like currencies, financials, or or consumer and culture related applications. If you'd like to understand more about the whole breadth of of use cases that you can be applied through public blockchain technology, please look out for the Grayscale crypto sectors material on our website, grayscale.com.

125

00:22:07.460 --> 00:22:16.699

Zach Pandl: Okay, before moving forward, I'm gonna do another poll question. Here we could please pull up the the next poll question for listeners.

00:22:19.490 --> 00:22:27.310

Zach Pandl: So, poll number 2 is. are you considering incorporating Bitcoin into client portfolios in the next 6 months?

00:22:28.550 --> 00:22:29.670

Zach Pandl: Yes or no

128

00:22:30.710 --> 00:22:36.999

Zach Pandl: course this is, you know, Bitcoin is is very topical today, and

129

00:22:37.250 --> 00:22:54.119

Zach Pandl: I would not be surprised if we see more and more advisors incorporating crypto or bitcoin into their in their portfolios. But of course you know every every client, every every portfolio is different. So I'm curious to see those those results as well.

130

00:22:57.730 --> 00:23:17.060

Zach Pandl: So again, a kind of split decision from the group here today, 40% or so saying, yes, they will incorporate Bitcoin into client portfolios in the next 6 months. 60. No, I'm actually fairly surprised by that result.

131

00:23:17.060 --> 00:23:32.220

Zach Pandl: but you know I'm of course, quite, quite biased. I think it's sort of a no-brainer that this asset class will be the best performing for a you know, for a long time to come, but you know still some convincing to do with the with the audience here today.

132

00:23:32.900 --> 00:23:35.699

if we could please flip to the next slide.

133

00:23:38.650 --> 00:23:40.040

Zach Pandl: So if you were to.

134

00:23:40.370 --> 00:23:50.649

Zach Pandl: you know, answer yes to that prior question. You're gonna think about putting Crypto or Bitcoin into your portfolio. What should you expect? How should you think about this? This asset

135

00:23:51.840 --> 00:23:55.100

Zach Pandl: Bitcoin should be thought of as a high risk.

00:23:55.340 --> 00:24:00.940

Zach Pandl: high return potential assets. So further out the risk, return spectrum than than other assets

00:24:01.150 --> 00:24:07.460

Zach Pandl: with a low correlation to stocks, and you can see some of the correlation patterns on this. Chart.

138

00:24:07.870 --> 00:24:17.070

Zach Pandl: Now, this is a really critical point. Here! And I think why Bitcoin absolutely deserves a place in investor portfolios.

139

00:24:17.890 --> 00:24:22.180

Zach Pandl: You know there are some assets that provide low correlation.

140

00:24:22.340 --> 00:24:36.330

Zach Pandl: but not that much return. Say, for example, certain commodity allocations, you know they they are uncorrelated to some of the other assets in a portfolio, but they're not going to provide healthy total returns over time.

141

00:24:37.150 --> 00:24:43.320

Zach Pandl: At the same time there are some assets that can provide high returns into things with leverage, for example.

142

00:24:43.480 --> 00:24:53.529

Zach Pandl: but they're going to provide a high correlation to things that investors already have in their portfolio. Like public equities. Bitcoin is a rare example of a

143

00:24:53.580 --> 00:24:58.730

Zach Pandl: high return, high risk asset with a low correlation to stocks.

144

00:24:58.930 --> 00:25:06.700

Zach Pandl: This means that it can fit in a portfolio to potentially improve total returns, but also diversification

145

00:25:06.840 --> 00:25:09.309

Zach Pandl: and therefore risk adjusted returns.

00:25:10.130 --> 00:25:30.990

Zach Pandl: We've done a lot of work on this topic again, happy to come back to it in in Q&A. But I think absolutely Crypto deserves a place in a portfolio for those reasons and investors should, can think about allocating towards Bitcoin out of other assets that are intended to try to do the same thing assets that are intended to provide some return and some diversification.

00:25:31.160 --> 00:25:38.919

Zach Pandl: This can include frontier technology stocks, small caps, or or maybe international equities. For example.

148

00:25:40.420 --> 00:25:42.289

Zach Pandl: if we could please flip to the next slide.

149

00:25:43.890 --> 00:26:04.850

Zach Pandl: so just to back that up with some kind of concrete material. The left exhibit here shows some of the returns over time to to Bitcoin and other assets. Look, you'd have to be living under a rock, I think, for for the last several years to not know that Bitcoin delivered exceptionally strong investment returns.

150

00:26:04.850 --> 00:26:18.479

Zach Pandl: But you know, this table just provides some of that additional detail, and I'd just like to highlight the Nasdaq 100 here. Compare that to Bitcoin. You know the Nasdaq Megacap tech stocks have in traditional markets really been the only game in town.

151

00:26:18.480 --> 00:26:31.009

Zach Pandl: and have produced very good returns, but Bitcoin has still exceeded even those returns, so it's done much better than most asset classes, and even better than the best performing major index of traditional assets.

152

00:26:31.230 --> 00:26:33.760

Zach Pandl: which is the Nasdaq. 100.

153

00:26:34.190 --> 00:26:53.160

Zach Pandl: And before turning over Dave, let me just say one other thing, you know. Of course, you know we are incredibly enthusiastic about this asset class. Here, you know, we want to make a kind of whole career bet on the success of of Bitcoin and and Crypto, you know, and I'm entirely persuaded that that's the right thing to do

00:26:53.280 --> 00:27:17.689

Zach Pandl: that being said. You know, Bitcoin is an asset with fundamentals, just like anything else. It goes through cycles. It would push up and down by changes in those fundamentals, like the behavior of the Federal Reserve. And so it's important, you know, for you to do your own research before thinking about allocating it into Bitcoin. And remember it's a high risk asset, so you know it has to be suitable in your clients. Portfolios.

00:27:18.430 --> 00:27:20.870

Zach Pandl: There, pass it to you, Dave.

156

00:27:20.880 --> 00:27:22.150

David LaValle: I appreciate it.

157

00:27:22.400 --> 00:27:35.699

David LaValle: You know I can't help, but when I'm looking at the chart on the the left hand side of the screen, and you're kind of listing off these different assets, and the risk returns returns. It's almost like a chronology of

158

00:27:35.730 --> 00:27:54.160

David LaValle: how the ETF market has actually, you know, can it evolved or matured? And we started with traditionally S&P500 exposure. And then we went to some international equities, and then into small caps, and then you got into, you know, commodities and currencies and currency hedge and fixed income and

159

00:27:54.160 --> 00:28:08.870

David LaValle: sub sectors of fixed income. And yeah, I couldn't help but notice it was actually a pretty good, you know, analogy to make in terms of how the ETF market has really evolved and how we've gotten to, you know, having spot Bitcoin ETFs in-market.

160

00:28:08.970 --> 00:28:37.729

David LaValle: This evolution has been something that has been, you know, a long part of of my career. So I've seen lots of these products come to market, but ETFs have really been utilized as building blocks for clients, portfolios, and you know, long time coming, for you know, investors to be able to have access to. You know certain exposures that you know they wouldn't otherwise have access to if they hadn't come to life in the form of an ETF. And now I know we all look at S&P500 exposure, and say to ourselves, so that's pretty plain vanilla.

161

00:28:37.820 --> 00:29:01.079

David LaValle: you know. Market cap weighted, you know, broad market exposure. But the truth is, in 1993, when you know, the first ETF SPY came to market and really delivered market cap- weighted exposure for the S&P500. It was a pretty institutional grade of exposure that was not something that individual investors, you know, have access to.

00:29:01.120 --> 00:29:09.740

David LaValle: And so it was a massive innovation in the market. I don't think many people really recognize that. You know, the crash of 87 is actually what

00:29:09.810 --> 00:29:20.310

David LaValle: spurred this concept, or or spurred actually the sec. To make a suggestion, and it was shortly after the crash of 87 that

164

00:29:20.420 --> 00:29:23.999

David LaValle: a, you know. The the chair of the Sec.

165

00:29:24.050 --> 00:29:43.319

David LaValle: Gave a speech in in in Japan, and suggested that it would be very useful, find a way to trade a basket of securities on the floor of the New York Stock Exchange, and that kind of ceded the opportunity for a number of you know, members of the community you know, to come together, and actually, you know, create this product, the ETF.

166

00:29:43.430 --> 00:29:54.419

David LaValle: and it took 6 years right? And so that's not dissimilar to, you know the path that you know, man, the innovations in the ETF market have have taken.

167

00:29:54.470 --> 00:30:03.569

David LaValle: you know, the SEC has, you know, serious concerns around investor protection, and we certainly respect those, and it's a process of both reviewing the asset

168

00:30:03.590 --> 00:30:27.489

David LaValle: that is going to be held by the ETF, and then also reviewing the ETF's structure to ensure that the ETF is going to behave as designed, and essentially to ensure that the ETF's trading price is going to, you know, map or track the underlying exposures price as well. And so you know the concern around whether or not the ETF will behave as designed. Something that's a real driver

169

00:30:27.490 --> 00:30:39.590

David LaValle: of, you know the sec's decision to, you know, approve or not approve an ETF. Fortunately, you know, now we're talking where there's been kind of a long back and forth with the Commission. And with, you know.

00:30:39.740 --> 00:30:58.979

David sle: issuers like Grayscale to get to a point where there is an ETF in-market that is holding stock Bitcoin. And really pleased to say that the product has behaved as designed. And really kind of, you know, doing what ETFs have done for a very long time, which is to democratize investing.

00:30:59.040 --> 00:31:18.799

David LaValle: Make an exposure that is available only to some available to all you know, boasting a number of characteristics that are, you know, delivering value to clients like transparency and cost efficiency. And you know, individual investors. And you know, financial advisors and financial professionals have been.

172

00:31:18.870 --> 00:31:43.449

David LaValle: you know, consistently and confidently using ETFs as building blocks in their own portfolios and their clients portfolios, and we're excited to have this opportunity. Now, where Bitcoin ETFs and Bitcoin exposure can, you know, be incorporated into clients, portfolios utilizing, you know, a battle tested, you know, ETF wrapper. So we're excited about that. So we'll spend the next few minutes talking about Bitcoin ETFs

173

00:31:43.450 --> 00:31:58.359

David LaValle: and a way to utilize Bitcoin ETFs to really kind of, you know. Put that investment thesis to work and to take a lot of what Zack had walked through in terms of the investment thesis, and that you can use the Bitcoin ETF to do that.

174

00:31:58.580 --> 00:32:00.530

David LaValle: So let's go to the next slide.

175

00:32:04.080 --> 00:32:07.589

David LaValle: So why, why, a spot ETF

176

00:32:08.010 --> 00:32:11.980

David LaValle: you know in instances when a commodity can be reliably stored.

177

00:32:12.350 --> 00:32:28.419

David LaValle: it has been you know, the market is really overwhelmingly preferred. Spot exposure versus other exposures like, you know, physically holding the underlying commodity or futures based exposure.

00:32:28.430 --> 00:32:42.900

David LaValle: yeah, we believe this will be the case for Spot Bitcoin ETF and so far, you know. Look, it's early days. These products have been in-market for about a month, but early days so far this thesis has. You're really been playing out

00:32:43.150 --> 00:33:04.439

David LaValle: it. It comes down to the simplicity of the structure of the product, and also the certainty of exposure and some conveniences. I think we can kind of like jump back to Zac's example of using gold as a proxy for Bitcoin, you know, in terms of it being a store of value, but much of the development of

180

00:33:04.500 --> 00:33:07.020

David LaValle: the spot Bitcoin ETF

181

00:33:07.210 --> 00:33:13.579

David LaValle: was really predicated on what had been done with gold and bringing a spot gold product to market.

182

00:33:13.740 --> 00:33:34.280

David LaValle: And you know that was a real innovation, the market 20 years ago, and 10 years ago, when Grayscale devised the idea of creating a spot Bitcoin exposure in the form of a private placement with the ultimate goal of converting or uplisting this product to become an ETF trading on the New York Stock Exchange.

183

00:33:34.520 --> 00:33:45.009

David LaValle: We actually utilized the same construct that GLD the largest gold ETF in the world, utilized when it came to market, you know, some 20 years ago.

184

00:33:45.210 --> 00:34:03.959

David LaValle: And so case in point, when a you know commodity like a, you know, precious metal that can be reliably stored. You know, you're gonna prefer spot. Don't you have a soft commodity, maybe wheat or oil? That's a very difficult commodity to to to store. So people tend to

185

00:34:04.020 --> 00:34:07.620

David LaValle: you know, essentially rely on futures based exposure.

186

00:34:08.429 --> 00:34:24.530

David LaValle: So a good example now is, you know, now that we have kind of, you know, well established for 20 years, spot gold products in-market. There isn't even a a gold futures ETF in-market any longer. I think about 15 months ago that product ceased to exist. They shut that product down.

00:34:24.670 --> 00:34:28.189

David LaValle: But that's not to say that we're, you know, anti

00:34:28.239 --> 00:34:44.640

David LaValle: futures ETFs by any threat to the imagination. We think that you know, Bitcoin futures ETFs certainly help pave the way towards Bitcoin Spot ETFs. And you know we also are big big believers in investor choice more broadly.

189

00:34:44.840 --> 00:34:57.969

David LaValle: and we just feel strongly that spot Bitcoin ETFs are really going to be the simplest, most efficient product to use when individual investors or financial advisors are going to choose to.

190

00:34:58.010 --> 00:35:05.639

David LaValle: you know, incorporate a bitcoin exposure into their clients’ portfolios. and as we look at the table on this chart.

191

00:35:05.770 --> 00:35:17.600

David LaValle: you know, comparing kind of a physical just spot Bitcoin exposure, holding it on their own versus Bitcoin futures on their own versus a Bitcoin futures ETF

192

00:35:17.800 --> 00:35:21.360

David LaValle: in comparison to the spot Bitcoin ETF

193

00:35:21.620 --> 00:35:27.559

David LaValle: you're able to capture physical exposure. It can be held in your brokerage account with ease.

194

00:35:27.750 --> 00:35:40.169

David LaValle: That's right alongside all of your other. You know, investment exposures. And hopefully, you're building,you know, your portfolios utilizing ETFs again. They've been tremendous building blocks for clients’ portfolios.

195

00:35:40.520 --> 00:35:46.779

David LaValle: and it's under a simple tax reporting regime. You're gonna get a 1099, which is very, you know, easy to manage.

196

00:35:46.840 --> 00:35:55.389

David LaValle: And this is a well-defined exposure with a cost structure that makes a lot of sense. And when you're talking about bitcoin futures inside of an ETF.

00:35:55.550 --> 00:35:59.170

David LaValle: I think we all recognize that futures have an expiry to them.

00:35:59.310 --> 00:36:05.290

David LaValle: And so for the portfolio manager to need to ensure that the product is actually continuing to.

199

00:36:05.300 --> 00:36:08.329

David LaValle: you know. Be kind of you know, max invested,

200

00:36:08.510 --> 00:36:17.809

David LaValle: There's a process of rolling those futures, and that process of you know, selling the futures that are about to expire, and then buying the futures that are a little bit further out in term

201

00:36:18.210 --> 00:36:23.259

David LaValle: that has cost and that has operational you know, complexity.

202

00:36:23.350 --> 00:36:35.120

David LaValle: And ultimately, what that leads to is the inability for the you know, ETF holding the futures to really tightly track the performance of the underlying asset.

203

00:36:35.370 --> 00:36:43.830

David LaValle: And so, when you have a spot Bitcoin ETF. That's very simply just holding Bitcoin. It does a very efficient job of ensuring that over time.

204

00:36:43.970 --> 00:36:50.839

David LaValle: The ETF The product will, you know, mimic, or do a very good job of tracking the performance of the underlying asset.

205

00:36:50.880 --> 00:36:59.460

David LaValle: There is no, you know, inefficiency, and there is no kind of drag associated with the performance of the ETF versus the performance of the underlying asset.

00:36:59.600 --> 00:37:06.780

David LaValle: So all of the promises that we get with ETFs around liquidity and flexibility and tax efficiency and transparency

00:37:06.810 --> 00:37:28.189

David LaValle: are really met with all of the efficiency that you get. When compared to actually holding the the spot Bitcoin, which can, you know, require digital wallets and ensure that you're kind of, you know, taking care of your information security, and you know, understanding exactly what those costs are,gonna be kind of managing your exposure through transactions on the network.

208

00:37:28.420 --> 00:37:38.530

David LaValle: And so you know, much like gold. Some people want to have a little bit of gold that they hold in their state at home. And they also want to be able to have, you know, some exposure in a

209

00:37:38.770 --> 00:37:43.339

David LaValle: investment product. We think the same can be true with Bitcoin as well.

210

00:37:44.640 --> 00:37:46.239

David LaValle: So let's go to the next slide.

211

00:37:47.720 --> 00:37:50.909

David LaValle: So I guess the question is, then then why, GBTC.

212

00:37:51.160 --> 00:37:54.970

David LaValle: it's something that you know that I have been saying for

213

00:37:55.090 --> 00:38:06.750

David LaValle: about the past 15 to 20 years I've been focused on ETFs and been in the ETF market. Not every ETF is created equally, and not every ETF issuer, is created equally.

214

00:38:07.010 --> 00:38:10.269

David LaValle: And you know this is a new asset class.

215

00:38:10.410 --> 00:38:17.770

David LaValle: And this is a new exposure and new exposures, new asset classes and new technologies require.

00:38:18.020 --> 00:38:22.409

David LaValle: A certain amount of specialization, a certain amount of expertise.

00:38:22.800 --> 00:38:33.449

David LaValle: And I think it’s simple to say that you know ETFs, just, generally speaking, have, you know, changed the dynamic in terms of the ability to offer exposures to to investors.

218

00:38:33.500 --> 00:38:35.010

David LaValle: And in the case of

219

00:38:35.050 --> 00:38:44.690

David LaValle: you know, Bitcoin ETFs coming to market, spot Bitcoin ETFs in particular coming to market,it's really changed the conversations that we have been having with financial advisors

220

00:38:45.150 --> 00:38:51.410

David LaValle: this opportunity to democratize investing also has a different nuance to it.

221

00:38:51.620 --> 00:38:54.930

David LaValle: and that different nuance is about access.

222

00:38:55.170 --> 00:39:08.409

David LaValle: And you know, prior to having bitcoin ETFs approved by the SEC. Many of the wealth management platforms really, you know, weren't able to offer any sort of

223

00:39:08.570 --> 00:39:11.840

David LaValle: digital asset or bitcoin exposure to their clients.

224

00:39:12.180 --> 00:39:17.569

David LaValle: and that put financial advisors in a precarious position from the conversations that we've had.

225

00:39:17.860 --> 00:39:21.910

David LaValle: and it somewhat forced some clients to take assets off of those

00:39:22.030 --> 00:39:32.340

David LaValle: you know, financial or wealth management platforms to kind of go into the digital market themselves and and buy digital assets or put tokens into their own portfolios, and that did 2 things, number one

00:39:32.500 --> 00:39:41.439

David LaValle: for financial advisors. It was losing assets, which is certainly not. You know, something that was most palatable.

228

00:39:41.680 --> 00:39:45.710

David LaValle: But more importantly. it decreased the transparency

229

00:39:45.810 --> 00:39:52.579

David LaValle: that the Financial Advisor had in terms of their ability to have a really holistic view of their client’s portfolio.

230

00:39:52.810 --> 00:40:21.590

David LaValle: And so you might say, Okay, I understand the client wants to take a bit of money off the platform to go invest in digital assets. Okay? Maybe, you know, given your suitability. And you know where you are your financial plan. Why don't you take 3%. And you know, you can go put that into account and and trade your, you know, trade some some tokens that 3% might turn into 15 or 20 or 30% of the clients portfolio and the Financial Advisor really doesn't have that transparency.

231

00:40:21.990 --> 00:40:23.539

David LaValle: With the advent of

232

00:40:23.710 --> 00:40:26.940

David LaValle: this approval of spot Bitcoin ETFs.

233

00:40:27.260 --> 00:40:31.550

David LaValle: It is now inside of a wrapper that wealth management platforms understand.

234

00:40:31.890 --> 00:40:54.239

David LaValle: and wealth management platforms, you know, for the past 30 years have been able to diligence ETFs, diligence ETF issuers, understand the exposure, ensure that the product is behaving as designed,look at the track record of the product, understand what the underlying index is, and really put themselves in a position where they can then kind of approve a product to be

00:40:54.280 --> 00:41:01.409

David LaValle: on the wealth management platform, and thereby allowing financial advisors to incorporate it in their clients portfolios.

00:41:01.580 --> 00:41:05.849

David LaValle: And so this is a massive opportunity not only to democratize investing for all.

237

00:41:05.860 --> 00:41:21.519

David LaValle: but also to kind of enhance the access inside of a wrapper that is well understood by the masses. And that's a really really important point that that we think is gonna be, you know, important in financial advisors’ ability to incorporate this into their clients’ Portfolios.

238

00:41:22.350 --> 00:41:24.130

David LaValle: This is gonna require education.

239

00:41:24.170 --> 00:41:52.639

David LaValle: It's not the first time this has happened, I think another example of an ETF coming to market, I think the sector products coming to market in the late nineties. People weren't really comfortable with what an ETF was yet. And people didn’t really understand what sector investing is, and I know that, you know, Zac early in the presentation mentioned, you know the the introduction of the crypto sectors. That's another way that we're trying to utilize traditional finance. And some of the, you know.

240

00:41:52.770 --> 00:42:00.749

David LaValle: products that are already in-market, or kind of ways of thinking about investing already in-market and then incorporating them for the the crypto market.

241

00:42:00.790 --> 00:42:10.819

David LaValle: So the concept of sector investing in the late, you know, 90’s. In the form of utilizing Sector ETFs was something that really was incongruent with, you know, style box investing.

242

00:42:10.910 --> 00:42:18.120

David LaValle: And so again, this is new. And this is, gonna take some education and it's gonna require expertise.

243

00:42:18.250 --> 00:42:25.679

David LaValle: And you know, we're a firm that's been around for over a decade. This product has been around for over a decade.

00:42:25.830 --> 00:42:35.189

David LaValle: and we're really well positioned to take our expertise and to educate investors and financial advisors and financial professionals, and ultimately educate your clients

00:42:35.420 --> 00:42:41.180

David LaValle: We’re a crypto specialist. This product is, you know, the largest product in-market.

246

00:42:41.210 --> 00:42:43.890

David LaValle: It is one of the most liquid products in-market.

247

00:42:43.910 --> 00:43:06.630

David LaValle: It has a 10 year track record that we can boast and that we can show, and there's a tremendous amount of transparency into the way we have been operating this fund because we have been an SEC Reporting Company since 2020. So you can look at the financials, and you can look at the history and that's not only on the performance, but it's also on the regulatory framework or the regulatory chassis that we have utilized

248

00:43:06.720 --> 00:43:15.909

David LaValle: to manage GBTC. And ultimately that chassis has been uplisted and began trading on January 11 as an ETF.

249

00:43:16.500 --> 00:43:17.360

David LaValle: So

250

00:43:17.540 --> 00:43:21.749

David LaValle: there's been a couple of questions that we have gotten asked, you know, mostly

251

00:43:21.840 --> 00:43:44.979

David LaValle: by financial advisors, and the first one, I think these, both, you know, were addressed in Zac's portion of the presentation. But I'm gonna take another stab at them, because those are direct conversations that we have been having with financial advisors, as we are, you know, embarking on this journey with them to both, educate them, and ultimately lead them to an opportunity to incorporate Bitcoin into their portfolios, using GBTC as a spot Bitcoin ETF.

252

00:43:45.630 --> 00:43:48.349

David LaValle: The first question is, you know, why would I use Bitcoin?

00:43:48.490 --> 00:44:15.870

David LaValle: You know, to buy a cup of coffee in the morning, and if you're in the Us. Market, you probably won't, because it isn't, you know, isn't providing the efficiency as a means of payment that you know the dollar does in our. You know us market that has a strong financial system and a monetary policy. Monetary policy that, you know is is run by a government that is, you know, well trusted. Maybe if you were in, you know, a a country that

00:44:15.880 --> 00:44:24.479

David LaValle: had a very unstable currency. And I think that you know Zach always talks about the dollarization. There are countries that have, you know.

255

00:44:24.540 --> 00:44:33.520

David LaValle: you know, 30 40% annualized inflation that are dying to have dollars, you know, into their country, so that they can have some sort of stable means of

256

00:44:33.660 --> 00:44:37.670

David LaValle: a payment. But maybe there Bitcoin could be utilized as a means of payment.

257

00:44:38.280 --> 00:44:52.560

David LaValle: But the real question that I want to dive into is, Where does it fit into a client's portfolio? I think Zack ran through some of the economic merits of different ways that individual investors and financial advisors can think about incorporating Bitcoin into the portfolio.

258

00:44:52.630 --> 00:44:55.519

David LaValle: but I think the the store value is certainly one

259

00:44:55.640 --> 00:45:00.209

David LaValle: and then this concept of an emerging technology is another.

260

00:45:00.290 --> 00:45:13.210

David LaValle: And I think very quickly and historically, even as recently, as 6 or 9 months ago, people were talking about bitcoin fitting into kind of an alt exposure. And I think that's really short sighted. And I think it's a kind of shorthand way

261

00:45:13.290 --> 00:45:19.100

David LaValle: to say, this doesn't really fit anywhere in my portfolio, but think we we would beg to differ, that we think there's 2

262

00:45:19.140 --> 00:45:26.109

David LaValle: pretty good applications of where it might fit to a client's portfolio. And quite frankly, Bitcoin can mean different things to different people.

00:45:26.310 --> 00:45:32.259

David LaValle: and so that store value opportunity could be, you know, a little bit off of your

00:45:32.490 --> 00:45:45.159

David LaValle: you know, clients who are really interested in owning gold. You pull back on your gold exposure a little bit and incorporate a little bit of bitcoin you have to store value and you have, you know, a scarcity.

265

00:45:45.180 --> 00:45:57.129

David LaValle: a concept that's being incorporated into your portfolio. You're also offering a little bit of diversification to that store value, but also getting some upside growth potential as well, which is unique in the case of something that's a store of value.

266

00:45:58.060 --> 00:46:03.530

David LaValle: Obviously it has, you know, volatility, characteristics, but so does gold, and so do other assets as well.

267

00:46:03.850 --> 00:46:13.979

David LaValle: The second is this concept of a disruptive technology or a new technology, and I think many times in Zac's portion of his pre presentation he talked about kind of high growth, opportunity.

268

00:46:14.050 --> 00:46:26.570

David LaValle: And we think that this concept of you know Bitcoin as the first application of this digital you know, kind of transformation or digitization in the marketplace. More disruptive technology

269

00:46:26.660 --> 00:46:28.990

David LaValle: is is one way to think about it.

270

00:46:29.080 --> 00:46:49.840

David LaValle: And you know, this is just the first application of this disruptive technology, which is, you know, blockchain technology or crypto more broadly. And I can think of a couple of aspects of in my life where I've had disruptive technologies. And that first application of the disruptive technology. Really, being kind of a leading indicator that this is going to change the way that we did kind of everything in our life.

271

00:46:49.990 --> 00:46:55.960

David LaValle: And the first was the Internet. And I can remember in the late nineties being on the floor of the American Stock Exchange trading.

00:46:55.980 --> 00:47:07.290

David LaValle: and I was using, you know, hand signals, and you know everything was voice brokered and things weren't automated yet. But I remember, you know, Jeff Bezos talking about creating Amazon and buying books online.

00:47:07.420 --> 00:47:09.540

David LaValle: And I was young and silly, and

274

00:47:09.940 --> 00:47:21.440

David LaValle: you know, a little too dumb to buy that stock at that point in time. To be candid, but the point was is, you know, he had a vision. And he said, we're gonna utilize the Internet to, you know, create a marketplace.

275

00:47:21.530 --> 00:47:27.850

David LaValle: And for me, I was thrilled about, you know this disruptive technology, the Internet. But for me it was for communication.

276

00:47:27.880 --> 00:47:35.990

David LaValle: It was for chat rooms. It was for email. It was staying in touch with people that were scattered around. You know the world. After I had graduated from school.

277

00:47:36.340 --> 00:47:41.569

David LaValle: And you know, I just didn't see that there were going to be more applications of the disruptive technology.

278

00:47:41.850 --> 00:47:45.979

David LaValle: And sure enough, the Internet has certainly been something that has, you know.

279

00:47:46.060 --> 00:47:50.689

David LaValle: been pervasive in our, you know, every sector of our life, so to speak.

280

00:47:51.200 --> 00:48:01.359

David LaValle: And the second disruptive technology would be smartphones. And I remember being thrilled about the smartphone because it meant that I didn't have to carry around an mp3 player and a phone. I could have one device.

281

00:48:01.640 --> 00:48:11.190

David LaValle: and so I was super excited about that. But once again the smartphone has kind of permeated through other sectors of my life, and we really can't live without my cell phone

00:48:11.330 --> 00:48:15.419

David LaValle: at this point in time. And my kids certainly have never lived without a cell phone

00:48:15.450 --> 00:48:22.450

David LaValle: and have access to information all the time. And so I think that thinking about this is a disruptive technology

284

00:48:22.650 --> 00:48:24.869

David LaValle: is a really good way to think about it

285

00:48:24.950 --> 00:48:27.330

David LaValle: and to have conversations with your clients about it.

286

00:48:27.630 --> 00:48:43.839

David LaValle: And the issue here is that the first application of disruptive technology isn't very useful to most people. So Bitcoin doesn't feel very useful to people, and so they're dismissive. They're dismissing, oftentimes, it as an opportunity. To invest in because it doesn't have use.

287

00:48:44.130 --> 00:48:45.449

David LaValle: But if you think of it

288

00:48:45.810 --> 00:48:54.509

David LaValle: more broadly. That crypto is a disruptive technology, and Bitcoin is the first application of it. And yes, Bitcoin isn't necessarily something that has utility for you.

289

00:48:55.300 --> 00:49:00.490

David LaValle: But it's a leading indicator of this disruptive technology. Really, you know, going to be something that's going to permeate.

290

00:49:00.580 --> 00:49:23.939

David LaValle: You know the rest of your life. That's where we feel. You can talk to your clients and have a real honest conversation about you have an opportunity to be in 1998, when Jeff Bezos is talking about creating a marketplace, be it, you know, on the Internet and that not making sense to anybody. We're here as a crypto specialist with a decade of expertise to help bridge that gap of knowledge with you and your clients.

00:49:23.990 --> 00:49:34.450

David LaValle: and to explain the the use cases of other crypto technologies. And why, that's going to be a Bullish indicator. Not only for those tokens, not only for crypto, you know

00:49:34.470 --> 00:49:40.900

David LaValle: more generally, but for Bitcoin as the largest market cap token within the crypto universe.

293

00:49:41.130 --> 00:49:41.990

David LaValle: So

294

00:49:43.470 --> 00:49:50.929

David LaValle: you know this opportunity to have a bitcoin ETF as the tool to use as a building block in your portfolio

295

00:49:51.160 --> 00:50:01.849

David LaValle: offers financial advisors and financial professionals a product that they understand the wrapper. They appreciate the transparency, they understand the cost structure of it.

296

00:50:01.990 --> 00:50:08.250

David LaValle: and you know they know that it can be utilized as a building block in their clients’ portfolios again.

297

00:50:08.500 --> 00:50:09.790

David LaValle: Strong liquidity.

298

00:50:09.920 --> 00:50:16.860

David LaValle: We're the absolute largest. By far. We have a decade of track record that nobody can

299

00:50:16.890 --> 00:50:31.000

David LaValle: touch. And we have a robust and transparent regulatory you know, oversight program here which allows our investors to truly understand exactly how the product is structured, exactly how the product is built to behave

300

00:50:31.030 --> 00:50:42.500

David LaValle: and exactly how clients can incorporate it into the portfolios. We think that GBTC is absolutely, undeniably the right tool and the right spot Bitcoin ETF for you to use.

00:50:42.640 --> 00:50:51.289

David LaValle: So I'll pause there and go to our next and last poll question. So if we could populate that right now.

00:50:54.060 --> 00:50:57.139

David LaValle: So, after all that, do you plan on adding

303

00:50:57.200 --> 00:51:02.890

David LaValle: or initiating a position in Grayscale Bitcoin Trust. That's GBTC.

304

00:51:02.960 --> 00:51:05.110

David LaValle: Our ETF. In the next 6 months.

305

00:51:05.560 --> 00:51:10.890

David LaValle: Zac. I'm hoping that between you and me we are going to have

306

00:51:11.010 --> 00:51:17.910

David LaValle: gotten at least 60%. Yes, here means we've done our job well.

307

00:51:18.460 --> 00:51:28.069

David LaValle: So we'll give them a moment for everyone to be able to populate that answer, and I'll just remind everybody that we're gonna be taking some client questions after we get the answers to this poll

308

00:51:28.150 --> 00:51:38.919

David LaValle: and taking them real time, which is gonna be exciting. Because again, Zack and I are talking about the things that we think you want to hear about. But it's more interesting and more effective to answer the questions.

309

00:51:38.980 --> 00:51:42.920

David LaValle: you know that you guys are asking and that you want to hear.

310

00:51:43.530 --> 00:51:44.559

David LaValle: See if we can.

311

00:51:46.050 --> 00:51:46.770

David LaValle: Well.

00:51:46.860 --> 00:51:50.829

David LaValle: 46, yes, and 54. No.

00:51:50.850 --> 00:52:17.699

David LaValle: So, look what I would say before we get into the question and answer, portion of this is to ensure that you're remembering that not all atf issues are created equally, and not all ETFs are created equally. And to make sure you're leveraging all the resources that we have on grayscale.com to help educate yourself. And so with that Greg, I'm gonna turn it back to you, and maybe you can work through some of the client questions that you've been seeing as they've been coming through during our presentation.

314

00:52:18.110 --> 00:52:39.679

Gregg Greenberg: Absolutely. And I, too, regret the fact that I didn't buy amazon.com back in 1998, because I thought they were just gonna sell books. I'm like, oh, he sells books. I can buy books down the block, and I was a schmuck, all right. We have about 10 min left. I wanna fly. We have some great audience questions. I wanna fly through them first off?

315

00:52:39.680 --> 00:52:49.239

Gregg Greenberg: Did Zack say that there would never be more than 20 million Bitcoin ever? How is that possible? Will other E-currencies replace Bitcoin by producing more of their version.

316

00:52:50.200 --> 00:53:11.540

Zach Pandl: Yep, great question. Just to be clear, it's 21 million Bitcoin, and we know that there will only be that many, because it is written explicitly in the code. These are open source code, open source software. Anyone can look at that online and and see and verify for themselves. They don't have to take my word for it that there will only be 21 million.

317

00:53:11.690 --> 00:53:24.759

Zach Pandl: The other question is a good one. You know. Why can't there be lots of these alternative money systems? Why, why can't there be lots of things like gold, or lots of things like like like Bitcoin.

318

00:53:24.930 --> 00:53:28.720

Zach Pandl: The answer to that question is, is network effects.

319

00:53:28.760 --> 00:53:44.429

Zach Pandl: that there probably is only scope for a community of people to really embrace a certain technology like this. And while there have been many attempts to compete with Bitcoin.

00:53:44.650 --> 00:53:54.769

Zach Pandl: Litecoin, Bitcoin Cash, Bitcoin Satoshi vision, right? We have many, many, many, many forks of Bitcoin and attempts to compete with them. None of them have worked.

00:53:55.180 --> 00:54:13.260

Zach Pandl: And so de facto, the reason for that is network effects. That a huge global community grassroots, community people all around the world have embraced Bitcoin and what it, what it represents. And so you would really need to dislodge all, all of that. And so I think, essentially, it's too late.

322

00:54:13.270 --> 00:54:15.889

Zach Pandl: Bitcoin has already kind of won the battle

323

00:54:16.000 --> 00:54:34.170

Zach Pandl: for a digital store-of-value asset and doesn't really face meaningful competition anymore. There are many other digital assets, crypto assets that have other use, cases that we think will have value over time. But Bitcoin does not really have true competitors anymore.

324

00:54:35.280 --> 00:54:52.690

Gregg Greenberg: Alright, next question, and it's not “are you Satoshi?” It is if Bitcoin owners lose their keys or die or become disabled without giving their keys to air their heirs. Does that Bitcoin become orphaned? What percentage of existing Bitcoin might be orphaned?

325

00:54:53.850 --> 00:54:58.040

Zach Pandl: Yeah, I can take that one, too, Dave? So the answer is.

326

00:54:58.270 --> 00:55:16.420

Zach Pandl: if you're holding your Bitcoin yourself self custody, holding it, holding it on a digital wallet that only you have control of. Then the answer is, yes. If you don't have access to those private keys, then you don't have access to that that Bitcoin, and that's what is so great about this technology

327

00:55:16.480 --> 00:55:24.949

Zach Pandl: is that it’s yours, you know no one else controls it. You control it. And you know that is in the sense that is much more like cash.

328

00:55:25.090 --> 00:55:32.409

Zach Pandl: Then the digital money that you have in your your bank, for example. It is a sort of bearer instrument. If you don't have the keys. You don't have the coin.

00:55:32.630 --> 00:55:40.219

Zach Pandl: Now. that being said, if you own Bitcoin through a ETF type structure.

00:55:40.330 --> 00:56:09.880

Zach Pandl: then someone else is custodying those keys for you, and is ensuring that you know the Bitcoin is safe and secure, and so those can be bequeathed. You know, those assets can be bequeathed to next generations in in any way, in the same way that any other ETF or security asset would be, you know, could could be used in a in a will or tax purposes, etc. So that is one of the benefits of of using ETF structure. How many coins have been lost is an interesting question.

331

00:56:10.000 --> 00:56:19.949

Zach Pandl: We don't can't say exactly, but we can say that 14% of all Bitcoin have not moved in more than 10 years.

332

00:56:20.140 --> 00:56:38.690

Zach Pandl: So that is a sort of, Bitcoin, wasn't, it was a pretty small thing 10 years ago. There are probably some of those coins are probably things that people still have access to, but some of them are probably lost coins. So you know, maybe something like 10 to 14% is is about that number. Today.

333

00:56:39.330 --> 00:56:56.430

Gregg Greenberg: We've all heard those stories about people digging through landfills to find their hard drives because they can't remember their passwords. Next question, we're gonna fly through these, because we certainly value your time. If the US creates its own digital coin, do you think this will affect the performance of Bitcoin? Competition!

334

00:56:57.690 --> 00:57:01.449

Zach Pandl: no, not not really

335

00:57:01.550 --> 00:57:28.119

Zach Pandl: We will likely see a digital dollar in the future. And there are different ways that this could take shape. You may hear debates about stable coins. You may hear debates about central bank digital currencies. These are lots. There are lots of different flavors of how this could look in in the future. We're we're likely heading there. The point of of Bitcoin, though, is that it is a money system that doesn't isn't controlled by a government.

336

00:57:28.210 --> 00:57:30.220

Zach Pandl: It doesn't have

00:57:30.760 --> 00:57:32.110

Zach Pandl: deficits

00:57:32.150 --> 00:57:50.430

Zach Pandl: that need to be funded through bond issuance. It doesn't have foreign affairs. It doesn't have a central bank that decides how much inflation is appropriate. It doesn't have any of these things. It just it just runs on on its own. And so you know, only a system that doesn't have those attributes, you know, could compete with Bitcoin.

339

00:57:50.500 --> 00:57:58.590

Zach Pandl: You know, the way in which the dollar could compete more strongly with Bitcoin is with balanced budgets.

340

00:57:58.970 --> 00:58:10.930

Zach Pandl: low and stable inflation. predictable policies, especially those that are related to international affairs and the business and environment. So you know, Bitcoin

341

00:58:11.510 --> 00:58:12.580

Zach Pandl: maybe

342

00:58:12.630 --> 00:58:26.510

Zach Pandl: won't be as successful as I think it will be. But the reason for that would be is, if governments, the nation's government, the world's governments, are really strict about having high quality money systems. And unfortunately.

343

00:58:26.760 --> 00:58:36.070

Zach Pandl: you know, the pendulum is swinging the other way. The swinging towards, you know, more inflation risk, bigger deficits and debt over time. And this opens the scope.

344

00:58:36.140 --> 00:58:39.130

Zach Pandl: For Bitcoin to compete with national currencies.

345

00:58:39.610 --> 00:58:48.440

Gregg Greenberg: Hey? Here's a just a quick one. This is for my own edification. Hey, Dave, why does Bitcoin need a spot ETF when there’re already futures ETFs out there?

00:58:48.870 --> 00:58:55.930

David LaValle: Yeah, again, you know, I think I said earlier spot Bitcoin ETFs are going to give a more reliable

00:58:56.200 --> 00:59:05.220

David LaValle: exposure that is going to do a more effective job of tracking the underlying asset. Futures based ETFs

348

00:59:05.280 --> 00:59:24.669

David LaValle: have more complexity and necessitate the rolling of the futures which is costly and unpredictable, and therefore, you know, doesn't allow for the the ETF to track the underlying asset with with great efficiency. So Spot ETFs will will do that. Spot Bitcoin ETFs will do that. GBTC is certainly doing that.

349

00:59:25.910 --> 00:59:27.430

Gregg Greenberg: Okay?

350

00:59:27.670 --> 00:59:34.749

Gregg Greenberg: you can take this one, and or you can arm, wrestle Zack for it. But using the typical 60-40 portfolio.

351

00:59:34.820 --> 00:59:48.360

Gregg Greenberg: how much Bitcoin allocation would be too much, you know. Is there a rule of thumb? More than 5%? 10%? What do you think? I know you're biased.

352

00:59:48.370 --> 00:59:54.730

David LaValle: Alright. I'll start and Zack can finish. The team, the research team led by, led by Zack has said that 5% allocation is the sweet spot of getting the appropriate risk adjusted return

353

00:59:54.850 --> 01:00:03.569

David LaValle: in your portfolio, and it's something that obviously requires suitability and kind of consultation with your financial professional. But I'll let Zack finish it all.

354

01:00:04.390 --> 01:00:09.760

Zach Pandl: Yeah, about about 5% is the guidance that that we give.

01:00:09.770 --> 01:00:29.020

Zach Pandl: You know, there are many different types of investors, many different types of portfolios, and everyone really needs to consider for themselves. You know their risk, tolerance, their age, all all of these sorts of things before deciding. But if we're looking in a classic 60-40 portfolio and the goal is to maximize, risk adjusted returns.

01:00:29.070 --> 01:00:38.139

Zach Pandl: So, accounting for the volatility of the asset, then about 5, you know, is the answer that that we come up with on on the the research team.

357

01:00:38.150 --> 01:00:59.989

Zach Pandl: You know. Again, I think that Crypto will be the best performing asset by a long shot over the next decade! But it is a volatile asset, as risk has drawdowns, and so investors need to consider that the volatility and the risk before putting it into you know their own portfolio, or, of course, into a client portfolio.

358

01:01:00.930 --> 01:01:04.699

Gregg Greenberg: Okay, you know some that's actually a very good place to wrap up.

359

01:01:04.850 --> 01:01:09.399

Gregg Greenberg: I wanna thank all of you, everybody for joining us today for this

360

01:01:09.410 --> 01:01:31.629

Gregg Greenberg: really unique and unbelievable conversation. I certainly learned a lot. For those with questions feel free to reach out to info@grayscale.com thanks again for joining us, and thanks again to our guests from Grayscale, Zack and David. I'm Greg Greenberg from investment news. We have a lot of great crypto stuff on our site and in our magazines as well. So goodbye, everybody once again. Thanks for coming.

01:01:31.760 --> 01:01:32.590

David LaValle: Thank you.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.